Exhibit 4.12

REGISTRATION RIGHTS AGREEMENT

Between

SHELL CANADA ENERGY

AND

SHELL CANADA RESOURCES

AND

SHELL GAS B.V.

AND

CANADIAN NATURAL RESOURCES LIMITED

MAY 31, 2017

REGISTRATION RIGHTS AGREEMENT

THIS AGREEMENT is dated the 31st, day of May, 2017,

AMONG:

CANADIAN NATURAL RESOURCES LIMITED, an Alberta corporation having an office in Calgary, Alberta (“CNRL”)

- and -

SHELL CANADA ENERGY, an Alberta partnership having an office in Calgary, Alberta (“SCE”)

- and -

SHELL CANADA RESOURCES, an Alberta partnership having an office in Calgary, Alberta (“SCR”)

- and -

SHELL GAS B.V., a company organized under the laws of The Netherlands (“SGBV”)(SCE, SCR and SGBV each a “Holder” and, collectively with their respective successors and assigns, the “Holders”).

WHEREAS the Holders are the registered and beneficial holders of an aggregate of 97,560,975 Common Shares (as hereinafter defined); and

WHEREAS the parties wish to enter into this Agreement to provide inter alia for the preparation and filing by the Corporation of a short form base shelf prospectus with the Commissions (as hereinafter defined) and, via MJDS (as hereinafter defined), of a registration statement with the SEC (as hereinafter defined), in each case, covering the Registrable Securities (as hereinafter defined) and for the right of the Holders to require the Corporation, from time to time, to facilitate the public offering of such Registrable Securities in Canada and the United States in such manner as the Holders may designate.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the respective covenants, agreements, representations, warranties and indemnities of the parties herein contained and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each party), the parties agree as follows:

ARTICLE 1
INTERPRETATION

1.1                               Definitions

As used in this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

“1933 Act” means the United States Securities Act of 1933, as amended, including the rules and regulations adopted by the SEC thereunder.

“Affiliate” has the meaning ascribed thereto in the 1933 Act.

“Base Shelf Prospectus” has the meaning set out in Section 2.1(b).

“Business Day” means a day, other than a Saturday, Sunday or statutory holiday, when banks are generally open in the City of Calgary for the transaction of banking business and the SEC is open for business.

“Commissions” means the securities commissions or other securities regulatory authorities in each of the Qualifying Jurisdictions.

“Common Shares” means the Corporation’s common shares, without par value, and any securities of the Corporation into which such common shares may be reclassified.

“Corporation” means CNRL and any corporation resulting from the amalgamation, merger or other business combination of the Corporation with another corporation or other corporations.

“Demand Offering” shall have the meaning set out in Section 2.2(a).

“Demand Offering Request” shall have the meaning set out in Section 2.2(a).

“Demand Registrable Securities” shall have the meaning set out in Section 2.2(a).

“Designated Registrable Securities” shall have the meaning set out in Section 2.3(a).

“Distribution Period” has the meaning ascribed thereto in Section 3.1(b).

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Holders” means, collectively, SCE, SCR and SGBV, and any transferee to whom the rights and obligations of a Holder have been transferred in accordance with Section 6.4.

“Losses” shall have the meaning set out in Section 4.2(a).

“Market Price” as of any date means the average of the volume weighted average trading price of the Common Shares on the Toronto Stock Exchange for the ten trading days immediately preceding such date.

“material fact” means a fact that would reasonably be expected to have a significant effect on the market price or value of the Common Shares.

“misrepresentation” means (i) an untrue statement of material fact, or (ii) an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

“MJDS” means the multijurisdictional disclosure system adopted by the Commissions through National Instrument 71-101 - The Multijurisdictional Disclosure System and adopted by the SEC or any successor multijurisdictional disclosure system adopted by the Commissions and the SEC from time to time.

“NI 44-102” means National Instrument 44-102 — Shelf Distributions or any successor rule or regulation.

“Offering Document” shall have the meaning set out in Section 3.1(a).

“Offering Representatives” shall have the meaning set out in Section 4.1(a).

“Permitted Transferee” means any broker or dealer registered pursuant to Section 15 of the Exchange Act, acting for its own account or the accounts of other qualified institutional buyers, that in the aggregate owns and invests on a discretionary basis at least $10 million of securities of issuers that are not affiliated with the broker or dealer, provided, however, that securities constituting the whole or a part of an unsold allotment to or subscription by a broker or dealer as a participant in a public offering shall not be deemed to be owned by such broker or dealer.

“Person” means an individual, body corporate with or without share capital, partnership, joint venture, unincorporated association, syndicate, sole proprietorship, trust, pension corporation, union, governmental agency, board, tribunal, ministry, commission or department and the heirs, beneficiaries, executors, legal representatives or administrators of an individual.

“Piggy Back Registrable Securities” shall have the meaning set out in Section 2.3(a).

“Piggy Back Registration” shall have the meaning set out in Section 2.3(a).

“Piggy Back Registration Statement” shall have the meaning set out in Section 2.3(a).

“Preliminary Base Shelf Prospectus” shall have the meaning set out in Section 2.1(a).

“Prospectus” means, for a particular Demand Offering or Piggy Back Registration, all prospectuses, prospectus supplements, registration statements, “issuer free writing prospectuses” (as such term is defined in Rule 433 under the 1933 Act) and amendments or supplements to any of the foregoing pursuant to which Registrable Securities will be offered in such Demand Offering or Piggy Back Registration (including, as applicable, the Base Shelf Prospectus, the Registration Statement and other Offering Documents).

“Qualification” means the qualification of the Registrable Securities for offering and sale to the public in the Qualifying Jurisdictions and the United States in compliance with Securities Laws.

“Qualification Expenses” means all expenses incurred in connection with the Qualification of the Registrable Securities pursuant to this Agreement including, without limitation, the following:

(a)                                 all fees, disbursements and expenses payable to counsel and other advisors of the Holders;

(b)                                 all fees or commissions payable by the Holders to an underwriter, investment banker, manager or agent;

(c)                                  all fees, disbursements and expenses of counsel and auditors to the Corporation;

(d)                                 all expenses in connection with the preparation, translation, printing and filing of any preliminary prospectus, prospectus, registration statement, placement memorandum or any other offering document and any amendments and supplements thereto and the mailing and delivering of copies thereof to any underwriters and dealers;

(e)                                  all filing fees of any Commission, of the SEC and of any applicable U.S. state regulator and, with respect to Nova Scotia, New Brunswick, Newfoundland and Labrador and Prince Edward Island, if Qualification is requested by the Holders with respect to such jurisdictions, any other reasonable expenses incurred by the Corporation in connection with Qualification in such jurisdictions;

(f)                                   all transfer agents’, depositaries’ and registrars’ fees and the fees of any other agent appointed by the Corporation;

(g)                                  all expenses relating to the preparation of certificates;

(h)                                 all fees and expenses of any securities exchange or over-the-counter market on which the Common Shares are then listed; and

(i)                                     all expenses of the Corporation relating to “road shows” and marketing activities and all travel and lodging expenses of the Corporation in connection with such “road shows” and marketing activities.

“Qualification Period” means the period commencing:

(a)                                 with respect to the distribution of Registrable Securities in the Qualifying Jurisdictions, the date of the receipt issued by the Commissions for the Base Shelf Prospectus; and

(b)                                 with respect to the registration of the Registrable Securities in the United States, the date the Registration Statement becomes effective;

and terminating on the date on which the Holders hold, in aggregate, less than 0.75% of the Common Shares issued and outstanding.

“Qualifying Jurisdictions” means each of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario and Quebec and, if specifically requested in writing by the Holders, Nova Scotia, New Brunswick, Newfoundland and Labrador and Prince Edward Island.

“Registrable Securities” means (i) an aggregate of 97,560,975 Common Shares held by the Holders as of the date of this Agreement; and (ii) any Common Shares or other securities of the Corporation received by the Holders as a result of a dividend, distribution, exchange, share split, recapitalization, or other corporate event in respect of such Common Shares, it being understood and agreed by the parties hereto that the Holders may sell pursuant to this Agreement not more than 97,560,975 Common Shares (as adjusted pursuant to (ii) above).

“Registration Statement” shall have the meaning set out in Section 2.1(c).

“SEC” means the United States Securities and Exchange Commission.

“Secondary Registration” shall have the meaning set out in Section 2.3(a).

“Securities Laws” means the applicable securities legislation of each of the Qualifying Jurisdictions, as well as the applicable federal and state securities legislation of the United States, and all published rules, regulations, instruments, policy statements, orders, rulings, communiqués and interpretation notes issued thereunder or in relation thereto, as the same may hereafter be amended or replaced.

“Shelf Qualification” shall have the meaning set out in Section 2.1(d).

1.2                               Interpretation Not Affected by Headings, etc.

The division of this Agreement into Articles, Sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof.  Unless otherwise indicated, all references to “Article” or “Section” followed by a number and/or a letter refer to the specified Article or Section, respectively, of this Agreement.  The terms “this Agreement”, “hereof”, “herein” and “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto.

1.3                               Number, etc.

Unless the context otherwise requires, words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders.

1.4                               Statutory References

Except as otherwise expressly provided in this Agreement, any references to a statute or regulation shall be construed as a reference to such statute or regulation in effect on the date of this Agreement as it may be amended, re-enacted or superseded from time to time.

1.5                               Date for Any Action

In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day.

ARTICLE 2
REGISTRATION RIGHTS

2.1                               Shelf Qualification

The Corporation agrees to:

(a)                                 prepare and file with the Commissions, within 100 days after the date hereof, a preliminary short form base shelf prospectus under NI 44-102 (the “Preliminary Base Shelf Prospectus”) covering the distribution in the Qualifying Jurisdictions from time to time by the Holders of all of the Registrable Securities and such other distributions of other securities of the Corporation as determined by the Corporation;

(b)                                 prepare and file with the Commissions a final short form base shelf prospectus (the “Base Shelf Prospectus”) covering the distribution in the Qualifying Jurisdictions from time to time by the Holders of all of the Registrable Securities and such other distributions of other securities of the Corporation as determined by the Corporation;

(c)                                  in conjunction with the foregoing, prepare and file via MJDS with the SEC a registration statement on Form F-10 (or, if the Corporation is ineligible to effect a registration of Registrable Securities in the United States using Form F-10, such form or forms as shall be available to register the Registrable Securities in compliance with Securities Laws of the United States) (the “Registration Statement”), which Registration Statement shall include a prospectus (substantially in the form of the Base Shelf Prospectus, modified and supplemented to comply with applicable SEC requirements under the MJDS regime), covering the offering in the United States from time to time by the Holders, on a delayed or continuous basis, of all of the Registrable Securities and such other distributions of other securities of the Corporation as determined by the Corporation;

(d)                                 use reasonable efforts to obtain a receipt for the Base Shelf Prospectus and cause the Registration Statement to be declared effective (the “Shelf Qualification”) as promptly as reasonably practicable after filing the Base Shelf Prospectus and the Registration Statement, as applicable; and

(e)                                  prepare and file with the Commissions and the SEC, as applicable, such amendments (including post-effecting amendments) and amendments or supplements to the Preliminary Base Shelf Prospectus, the Base Shelf Prospectus and the Registration Statement as may be necessary to (i) keep the Base Shelf Prospectus and Registration Statement effective and usable during the Qualification Period and (ii) comply with Securities Laws with respect to any Demand Offering contemplated by this Agreement.

2.2                               Demand Offerings

(a)                                 Subject to the provisions hereof, at any time during the Qualification Period, if the Holders deliver a written notice to the Corporation (each, a “Demand Offering Request”) stating (i) that they intend to effect an offering of all or part of their Registrable Securities included in any Base Shelf Prospectus or Registration Statement (each such offering, a “Demand Offering”), (ii) the jurisdiction(s) (which may include all or part of the Qualifying Jurisdictions and the United States) in which the Holders intend to distribute Registrable Securities, (iii) the intended method of disposition and (iv) the number of Registrable Securities to be offered by such Holders in such offering (the “Demand Registrable Securities”), then, subject to and in compliance with the other applicable provisions of this Agreement (including Section 2.2(b)), the Corporation shall, as promptly as reasonably practicable following receipt of the Demand Offering Request, amend or supplement the Base Shelf Prospectus and/or Registration Statement as may be necessary in order to enable such Registrable Securities to be offered and distributed pursuant to the Demand Offering in compliance with Securities Laws and take such other actions as are required by this Agreement or as otherwise may be reasonably necessary to facilitate such Demand Offering in accordance with such Demand Offering Request. The Corporation shall not have the right nor shall it grant the right to any other Person to include any securities for offer or sale in any Demand Offering.  For the purposes of this Section 2.2(a), a Demand Offering will not be considered as having been effected until (A) a prospectus supplement has been filed with the applicable Commissions and/or the SEC, as applicable, pursuant to which the Demand Registrable Securities may be publicly offered in each of the jurisdictions set forth in the Demand Offering Request, (B) the requesting Holders have withdrawn their Demand Offering Request, or (C) the requesting Holders have failed to fulfill their obligations under this Agreement with respect to the Demand Offering.

(b)                                 The obligation of the Corporation pursuant to Section 2.2(a) is subject to each of the following:

(i)                                     the Corporation shall not be obligated to effect more than four Demand Offerings in total during the Qualification Period;

(ii)                                  the Corporation shall not be required to effect a Demand Offering unless the aggregate Market Price of the Demand Registrable Securities on the date the Demand Offering Request is delivered to the Corporation is no less than CDN$250 million (unless the Holders are proposing to sell all of their remaining Registrable Securities);

(iii)                               the Corporation will not be required to effect a Demand Offering: (A) within 120 days of the date of this Agreement; (B) during regularly scheduled black-out periods of the Corporation; or (C) within 60 days (or such shorter restricted period as is applicable to the Corporation) of any firm commitment of an underwritten offering in respect of which: (1) the Holders are entitled to exercise a Piggy Back Registration; and (2) at least 50% of the Piggy Back Registrable Securities requested by the Holders to be included in such offering pursuant to Section 2.3 were so included; and

(iv)                              the Corporation shall be entitled for a period of time not to exceed 75 days in the aggregate in any twelve month period, to postpone the filing of any prospectus supplement covering Registrable Securities if the Corporation promptly delivers to the Holders a certificate signed by an executive officer of the Corporation certifying that, in the good faith judgment of such officer, to be confirmed within ten Business Days by the Corporation’s Board of Directors, such a Demand Offering would require the Corporation to publicly disclose material non-public information (1) in order to make the Prospectus not materially misleading, (2) not required to be disclosed at such time but for the filing, effectiveness or continued use of such Prospectus and (3) for which the Corporation has a bona fide business purpose to not disclose publicly.

2.3                               Piggy Back Offerings

(a)                                 If during the Qualification Period the Corporation proposes to file a prospectus, prospectus supplement or registration statement (each, a “Piggy Back Registration Statement”) in Canada and/or the United States with respect to its Common Shares or any securities convertible into, or exchangeable or exercisable for, Common Shares, whether or not for sale for its own account, then the Corporation shall provide written notice of its intention to do so to the Holders and shall use reasonable efforts to include in the proposed distribution (or in the case of an offering of securities convertible into, or exchangeable or exercisable for, Common Shares, in a concurrent distribution which may be made by way of a separate Offering Document) such number of Registrable Securities (the “Piggy

Back Registrable Securities”, and together with the Demand Registrable Securities, the “Designated Registrable Securities”) as the Holders shall request (each such Qualification, a “Piggy Back Registration” and, together with a Demand Offering, a “Secondary Registration”), upon the same terms (including the method of distribution) as such distribution (or in the case of an offering of securities convertible into, or exchangeable or exercisable for, Common Shares, on such terms as may be reasonably satisfactory to the Holders); provided, that (i) the number of Piggy Back Registrable Securities to be included in the Piggy Back Registration cannot exceed 50% of the number of Common Shares proposed to be distributed thereunder for the Corporation’s own account (or in the case of an offering of securities convertible into, or exchangeable or exercisable for, Common Shares, 50% of the number of Common Shares underlying the securities proposed to be distributed thereunder for the Corporation’s own account); and (ii) such Holders may, prior to the earlier of the (A) effectiveness of the Piggy Back Registration Statement and (B) the time at which the offering price or underwriters’ discount is determined with the managing underwriter(s), withdraw their request to be included in such Piggy Back Registration Statement pursuant to this Section 2.3(a).  Except in the case of a “bought deal” offering, the Corporation must provide the Holders with at least five Business Days to specify the number of Piggy Back Registrable Securities to be included in the Piggy Back Registration.  In the case of a “bought deal” offering, the Corporation must provide the Holders with at least 48 hours to specify the number of Piggy Back Registrable Securities to be included in the Piggy Back Registration.

(b)                                 The obligation of the Corporation pursuant to Section 2.3(a) is subject to each of the following:

(i)                                     in the case of an underwritten distribution, if the Corporation is advised in good faith by its managing underwriter(s) that the number of securities to be offered exceeds the number of securities which can be sold in such offering in light of market conditions or is such so as to have an adverse effect on the proposed distribution or sales price of the securities being offered by the Corporation, the Corporation will be required to include in such distribution only such number of Registrable Securities that in the good faith determination by the managing underwriter(s) can be sold without having such an adverse effect, which securities will be so included in the following order of priority: (A) first, the securities proposed to be sold by the Corporation for its own account, (B) second, the Registrable Securities of Holders that have requested to participate in such underwritten offering, allocated pro rata among such Holders on the basis of the percentage of the Registrable Securities requested to be included in such offering by such Holders and (C) third, any other securities of the Corporation the holders of which have requested be included in such offering; and

(ii)                                  the Corporation shall not be required to maintain the effectiveness of a Piggy Back Registration Statement beyond the earlier of (A) 30 days after the effective date thereof and (B) consummation of the distribution by the Holders of the Registrable Securities included in such Piggy Back Registration Statement.

(c)                                  The Corporation will not be required to include any Piggy Back Registrable Securities held by the Holders in an underwritten offering unless the Holders agree to the terms of the applicable underwriting agreement; entered into by the Corporation in respect of the distribution; provided, however, that such underwriting agreement contains only such terms and conditions that are applicable to the Holders as are customarily contained in underwriting agreements with respect to secondary distributions by unaffiliated shareholders.

(d)                                 For the avoidance of doubt, no offering of Registrable Securities under this Section 2.3 shall relieve the Corporation of its obligations to effect Demand Offerings pursuant to Section 2.2.

2.4                               Selection of Underwriters for Underwritten Demand Offerings

In the event that a Demand Offering Request submitted by the Holders pursuant to Section 2.2(a) specifies an underwritten offering as the intended method of distribution for some or all Demand Registrable Securities, such Holders shall have the sole right to select the managing underwriter(s) to administer such underwritten offering; provided, that such managing underwriter(s) must be of nationally recognized standing in the United States and/or Canada, as applicable.   For the avoidance of doubt, the Holders acknowledge that the Corporation shall have the sole right to select the managing underwriter(s) to effect a distribution pursuant to a Piggy Back Registration and shall have no obligation to consult with the Holders with respect to such selection.

2.5                               Qualification Expenses

The Holders will pay all Qualification Expenses; provided, that (i) the Corporation shall be solely responsible for all expenses related to the Shelf Qualification and any other Qualification Expenses that it would incur even in the absence of a request for any Secondary Registration under this Agreement, (ii) the Corporation shall be solely responsible for the expenses payable in connection with registration of securities of the Corporation to be offered and sold by the Corporation and (iii) Qualification Expenses payable in connection with any offering subject to this Agreement  in which the Corporation, the Holders or another holder offers securities for its own account, shall be allocated pro rata based on the number of Common Shares or other securities offered among the Holders,  the Corporation and such other holders. Notwithstanding the foregoing, (i) any Qualification Expenses in respect of fees, disbursements and expenses payable to counsel of the Holders shall at all times be the sole responsibility of the Holders and (ii) in the event that a Piggy Back Registration Statement is withdrawn or a contemplated distribution pursuant to a Piggy Back Registration under Section 2.3(a) is otherwise abandoned by the Corporation prior to the registration and distribution of the Piggy Back Registrable Securities, the Qualification Expenses associated with such Piggy Back Registration will be the sole responsibility of the Corporation.

ARTICLE 3
REGISTRATION PROCEDURES

3.1                               Qualification Procedures

Subject to the other applicable provisions of this Agreement, in the case of each Secondary Registration requested by the Holders pursuant to Article 2, the Corporation will, as applicable:

(a)                                 as expeditiously as reasonably possible (and, in the case of a Demand Offering, no later than five Business Days after a Demand Offering Request is delivered to the Corporation), prepare and file with the Commissions and the SEC in the English language and, if required, French language, a prospectus supplement and/or an amendment to the Registration Statement or, in the case of a Piggy Back Registration, a prospectus, prospectus supplement and/or registration statement (as applicable, the “Offering Document”) required to permit the requested offering and distribution of Designated Registrable Securities under and in compliance with Securities Laws of the Qualifying Jurisdictions and the SEC, as applicable, together with such other related documents as may be reasonably necessary to be filed in connection with such Offering Document, and take all other steps and proceedings that may be reasonably necessary in order to effect such Demand Offering or Piggy Back Registration;

(b)                                 use commercially reasonable efforts to prepare and file with the Commissions and the SEC, as applicable, such amendments and supplements to any Offering Document as may be reasonably necessary to comply with the provisions of Securities Laws with respect to the offering and sale to the public of Designated Registrable Securities, and take such steps as are reasonably necessary to maintain the effectiveness of any such Offering Document until consummation of the applicable offering or such later date as may be contemplated in any underwriting agreement in respect of such offering (such period, the “Distribution Period”);

(c)                                  if requested by any managing underwriter(s) or by the Holders, promptly include in any Offering Document or an amendment or supplement to an Offering Document such information as such managing underwriter(s) or Holders may reasonably request in order to permit the intended method of distribution of such securities to comply with Securities Laws and make all required filings of such Offering Document or amendment or supplement as soon as reasonably practicable after the Corporation has received such request;

(d)                                 use commercially reasonable efforts to (i) register and qualify, unless an exemption from registration and qualification applies, the resale by the Holders of the Designated Registrable Securities under such other securities or “blue sky” laws of such jurisdictions of the United States as designated by the Holders in their Demand Offering Request, (ii) prepare and file in those jurisdictions such amendments and supplements to such registrations and qualifications as may be reasonably necessary to maintain the effectiveness during the Distribution Period, and (iii) take such other actions as may be necessary or advisable to maintain such registrations and qualifications in effect at all times during the Distribution Period; provided, that the Corporation shall not be required in connection therewith or as a condition thereto to (A) qualify to do business as a foreign corporation or dealer in any jurisdiction where it would not otherwise be required to qualify but for this Section 3.1(d), (B) subject itself to any taxation in any jurisdiction where it is not so subject, or (C) consent to general service of process in any jurisdiction where it is not so subject.  The Corporation shall promptly notify the Holders of the receipt by the Corporation of any notification with respect to the suspension of the registration or qualification of any of the Designated Registrable Securities for sale under the securities or “blue sky” laws of any jurisdiction of the United States or its receipt of actual notice of the initiation or threatening of any proceeding for such purpose;

(e)                                  furnish to the Holders and any underwriters, upon their request, such number of copies of any Prospectus (including any documents incorporated therein by reference) and such other relevant documents as the Holders may reasonably request in order to facilitate the distribution of the Designated Registrable Securities;

(f)                                   furnish to the Holders and any underwriters of any such distribution:

(i)                                     an opinion of Canadian and/or United States counsel to the Corporation, addressed to the Holders and the underwriters of such distribution and dated the closing date of the distribution, in form and substance as is customarily given by company counsel to the underwriters in an underwritten public offering in Canada and/or the United States;

(ii)                                  in respect of any Designated Registrable Securities offered and sold in the United States, a  “negative assurance letter” addressed to the Holders and the underwriter(s) of such distribution and dated the closing date of the distribution, in form and substance as is customarily given by counsel to the underwriters in an underwritten public offering in the United States;

(iii)                               “cold comfort” letters addressed to the Holders (subject to the auditors’ receipt of any required representation letters from Holders) and the underwriters and dated the date of the pricing and the closing date of the distribution from the auditors of the Corporation, in customary form for underwritten public offerings in Canada or the United States, as applicable, and covering such matters of the type customarily covered by “cold comfort” letters as the underwriters reasonably request;

(iv)                              opinions of Québec counsel to the Corporation and the auditors of the Corporation addressed to the Holders and the underwriter(s) of such distribution relating to the translation of any Prospectus filed with any of the Commissions and compliance with French language laws, such opinions being dated the date of any preliminary prospectus supplement, the date of the final prospectus supplement and the closing date; and

(v)                                 such corporate certificates as are customarily furnished in securities offerings in Canada or the United States, as applicable, and, in each case, covering substantially the same matters as are customarily covered in such documents in the relevant jurisdictions and such other matters as the Holders or the underwriters may reasonably request;

(g)                                  if at any time during the Distribution Period the Corporation discovers the occurrence of any event as a result of which the Prospectus, as then in effect, includes a misrepresentation, notify the Holders as expeditiously as reasonably possible and, at the request of the Holders, prepare as promptly as is reasonably practicable and furnish to the Holders and any underwriters a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such Prospectus shall not include a misrepresentation;

(h)                                 otherwise use its commercially reasonable efforts to comply with all Securities Laws and the published policies, rules and regulations of the any stock exchange and over-the-counter market on which the Common Shares are then listed or quoted, including by using commercially reasonable efforts to list on such stock exchange, by the closing date for such distribution, all Designated Registrable Securities offered;

(i)                                     maintain a transfer agent and registrar for all such Designated Registrable Securities;

(j)                                    in the event that the Registrable Securities are being offered in an underwritten offering, enter into an underwriting agreement containing such representations and warranties by the Corporation and such other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions and indemnification agreements substantially consistent with the provisions of this Agreement including, without limitation, Section 4.2 and such other documents on such terms and conditions as are customary in secondary offerings and take all such other actions as permitted by law as the Holders or the underwriter or underwriters may reasonably request in order to expedite or facilitate the distribution of the Designated Registrable Securities it being agreed that the officers of the Corporation shall not be required to participate in any “road show” activities in connection with any such offering;

(k)                                 in the event that any Registrable Securities are being offered in the United States, cooperate with the Holders and each underwriter or agent participating in the disposition of Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA, including the use of commercially reasonable efforts to obtain FINRA’s pre-clearance or pre-approval of any applicable Prospectus (for the avoidance of doubt, including the Registration Statement) upon filing with the SEC;

(l)                                     as promptly as is reasonably practicable notify the Holders (i) when the Offering Document and any amendment or supplement has been filed and, with respect to such Offering Document and any  amendment or supplement, when the same has become effective; (ii) of any request by any of the Commissions, the SEC or any other federal or state governmental authority for amendments or supplements to any applicable Prospectus; (iii) of the issuance by any of the Commissions or the SEC of any order or ruling suspending the effectiveness of any applicable Prospectus or otherwise preventing the use of such Prospectus; (iv) of the receipt by the Corporation of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Designated Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose; and

(m)                             during the Qualification Period, the Corporation will promptly prepare and file French translations of all documents incorporated by reference into any Prospectus filed with any of the Commissions.

3.2                               Obligations of the Holders

The Holders of Registrable Securities offered in connection with a Secondary Registration shall:

(a)                                 provide, in writing, such information with respect to such Holders, including the number of securities of the Corporation held by the Holders, as may be required by the Corporation to comply with Securities Laws in each jurisdiction in which the Secondary Registration is to be effected and promptly inform the Corporation of any changes to such information during the applicable Distribution Period;

(b)                                 if required under Securities Laws, execute any certificate forming part of an Offering Document to be filed with the Commissions or the SEC;

(c)                                  as expeditiously as possible following actual knowledge by the Holder thereof, notify the Corporation of the happening of any event during the Distribution Period, as a result of which the Prospectus or the Registration Statement, as in effect, would include a misrepresentation with respect to any information provided in writing by such Holder for inclusion in such Prospectus or Registration Statement;

(d)                                 comply with Securities Laws and the rules of any stock exchange or over-the-counter market on which the Common Shares are then listed or quoted (as determined in the reasonable opinion of counsel to Holders, who shall be Hogan Lovells LLP (as to U.S. law) and Osler, Hoskin & Harcourt LLP (as to Canadian law) or other counsel reasonably acceptable to the Corporation); and

(e)                                  not effect or permit to be effected sales of Designated Registrable Securities pursuant to the Prospectus, or deliver or permit to be delivered an Offering Document in respect of such sale after notification by the Corporation of any order or ruling suspending the effectiveness of such Prospectus or after notification by the Corporation under Section 3.1(g), until the Corporation advises the Holders that such suspension has been lifted or that it has filed an amendment or supplement to the Prospectus and has provided copies of such amendment or supplement to the Holders.  The Holders shall, if so directed by the Corporation, deliver to the Corporation (at the Corporation’s expense) all copies, other than permanent file copies, then in the Holders’ possession of the Prospectus covering the Designated Registrable Securities that was in effect at the time of receipt of such notice.

ARTICLE 4
DUE DILIGENCE; INDEMNIFICATION

4.1                               Preparation; Reasonable Investigation

In connection with the preparation and filing of any Prospectus, the Corporation will:

(a)                                 give the Holders, the underwriters and any counsel, accountants or other representatives retained by the Holders or the underwriters (collectively, the “Offering Representatives”) the opportunity to participate in the preparation of such documents and each amendment thereof or supplement thereto, and shall insert therein such material relating to the Holders furnished to the Corporation in writing, that is necessary or desirable, acting reasonably, to permit the distribution of the Registrable Securities on the terms specified by the Holders; and

(b)                                 subject to the prior execution and delivery to the Corporation of reasonable confidentiality agreements, (i) give the Offering Representatives (A) such reasonable and customary access to the Corporation’s books and records, pertinent corporate documents and properties and (B) such reasonable and customary opportunity to discuss the business of the Corporation with its officers, auditors and reserve engineers, in each case, as shall be necessary in the reasonable opinion of the Offering Representatives and (ii) participate in all reasonable and customary due diligence sessions which the Holders, the underwriters and their respective counsel may reasonably require in order to conduct a reasonable investigation for purposes of establishing, to the extent permitted by law, a due diligence defense as contemplated by Securities Laws and in order to enable such underwriters to execute any certificate required to be executed by them in Canada and the United States, as applicable, for inclusion in each such document.

4.2                               Indemnification

(a)                                 By the Corporation

The Corporation agrees to indemnify, to the fullest extent permitted by law, the Holders and each Person who participates as an underwriter in the offering or sale of the Designated Registrable Securities, their respective current and former directors, officers, employees and agents and each Person who controls any Holder or any such underwriter (within the meaning of any Securities Laws) against all losses, claims, damages, liabilities, expenses, costs (including costs of preparation, attorney’s fees and any legal or other fees or expenses actually incurred by such party in connection with any investigation or proceeding), judgments, fines, penalties, charges, amounts paid in settlement and other liabilities, joint or several, (or actions in respect thereof) (collectively, “Losses”)  arising out of or based upon: (i) any information or statement contained in a Prospectus, any filing made in connection with the Qualification under Securities Laws or compliance with “blue sky” rules or any amendment thereto which at the time and in light of the circumstances under which it was made contains or is alleged to contain a misrepresentation; (ii) any order made or inquiry, investigation or proceedings commenced or threatened by any applicable Commission, the SEC or any court or other competent authority based upon any misrepresentation or alleged misrepresentation in a Prospectus, any filing made in connection with the Qualification under Securities Laws or any amendment thereto or based upon any failure or alleged failure to comply with Securities Laws (other than any failure to comply with Securities Laws by the Holder or the underwriters which is not as a result of a failure or alleged failure of the Corporation to comply with Securities Laws); and (iii) non-compliance by the Corporation with any Securities Laws in connection with a Secondary Registration and the distribution effected thereunder, except in the case of any of the foregoing insofar as (A) any information or statement referred to in clause (i) or (ii) of this Section 4.2(a) has been furnished in writing to the Corporation by the Holders or the underwriters expressly for use therein pursuant to Section 3.2(a) or Section 4.1; (B) caused by the Holders’ or any underwriter’s failure to comply with Securities Laws in a manner which is not a result of a failure or alleged failure of the Corporation to comply with Securities Laws or (C) any amounts paid in settlement of any claim have been paid if such settlement is effected without the prior written consent of the Corporation, which consent shall not be unreasonably withheld or delayed.

(b)                                 By the Holders

Each Holder that is an Affiliate of SCR agrees, if Registrable Securities held by any Holder that is an Affiliate of SCR are included in the Designated Registrable Securities as to which Qualification is being effected, to jointly and severally indemnify with the other Holders that are Affiliates of SCR and each Holder that is not an Affiliate of SCR agrees, if Registrable Securities held by such Holder are included in the Designated Registrable Securities as to which Qualification is being effected, to severally indemnify, to the fullest extent permitted by law, the Corporation, each Person who participates as an underwriter in the offering or sale of the Designated Registrable Securities, their respective current and former directors, officers, employees and agents and each Person who controls the Corporation or any such underwriter (within the meaning of any Securities Laws) against all Losses (or actions in respect thereof) to the extent arising out of or based upon: (i) any information or statement contained in a Prospectus, any filing made in connection with the Qualification under Securities Laws or compliance with “blue sky” rules or any amendment thereto which at the time and in light of the circumstances under which it was made contains or is alleged to contain a misrepresentation, in each case to the extent, but only to the extent, that such misrepresentation (or alleged misrepresentation) is made in such document in reliance upon and in conformity with written information regarding such Holder furnished to the Corporation by such Holder or its authorized representative and stated to be specifically for use therein pursuant to Section 3.2(a) or Section 4.1; (ii) any order made or inquiry, investigation or proceedings commenced or threatened by any applicable Commission, the SEC or any court or other competent authority based upon (A) any misrepresentation or alleged misrepresentation in a Prospectus to the extent, but only to the extent, that such misrepresentation (or alleged misrepresentation) is made in such document in reliance upon and in conformity with written information regarding such Holder furnished to the Corporation by such Holder or its authorized representative and stated to be specifically for use therein pursuant to Section 3.2(a) or Section 4.1, or (B) any failure or alleged failure to comply with Securities Laws by the Holders which is not as a result of a failure or alleged failure of the Corporation to comply with Securities Laws; and (iii) the Holders’ failure to comply with Securities Laws in a manner which is not a result of a failure or alleged failure of the Corporation to comply with Securities Laws, except in the case of any amounts paid in settlement of any claim have been paid if such settlement is effected without the prior written consent of the Holders, which consent shall not be unreasonably withheld or delayed.

(c)                                  Procedure

Any Person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel satisfactory to the indemnified party, acting reasonably.  If such defense is assumed, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld or delayed).  An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel (plus any applicable local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim.  No indemnifying party may settle any claims in respect of which any indemnified party is or could have been a party and indemnification could have been sought hereunder by such indemnified party without the express written consent of an indemnified party, unless such settlement (A) includes an unconditional release of such indemnified party, in form and substance reasonably satisfactory to such indemnified party, from all liability on claims that are the subject matter of such proceeding and (B) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(d)                                 Survival; Contribution

The indemnification provided for under this Agreement will survive the expiry of this Agreement and will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any current or former officer, director or controlling Person of such indemnified party and will survive any transfer of securities pursuant thereto.  In the event the indemnification is unavailable in whole or in part for any reason under this Section 4.2, the Corporation and the Holders shall contribute to the aggregate of all Losses in such proportion as is appropriate to reflect the relative fault of the Corporation and the Holders in connection with the event giving rise to liability.

(e)                                  Holder is Trustee

The Corporation hereby acknowledges and agrees that, with respect to this Section 4.2, each Holder is contracting on its own behalf and as agent for the other indemnified persons referred to in Section 4.2(a).  In this regard, each Holder will act as trustee for such indemnified persons of the covenants of the Corporation under this Section 4.2 with respect to such indemnified persons and accepts these trusts and will hold and enforce those covenants on behalf of such indemnified persons.

(f)                                   Corporation is Trustee

The Holders hereby acknowledge and agree that, with respect to this Section 4.2, the Corporation is contracting on its own behalf and as agent for the other indemnified persons referred to in Section 4.2(b).  In this regard, the Corporation will act as trustee for such indemnified persons of the covenants of the Holders under this Section 4.2 with respect to such indemnified persons and accepts these trusts and will hold and enforce those covenants on behalf of such indemnified persons.

ARTICLE 5
LOCK-UP AGREEMENT

5.1                               Secondary Registration Lock-Up

With respect to any Secondary Registration and offering of Designated Registrable Securities that takes the form of an underwritten offering, the Corporation shall not (except as part of such offering) effect any transfer of Common Shares, or any securities convertible into or exchangeable or exercisable for such Common Shares (except pursuant to a Registration Statement on Form S-8 or pursuant to security-based compensation arrangements) during the period beginning on the date the Holders deliver their request pursuant to Section 2.2(a) or 2.3(a), as applicable, and ending on the date that is 90 days after the date of the pricing of such offering, except as part of such Secondary Registration.  Upon request by the underwriters or dealers (as the case may be), the Corporation shall, from time to time, enter into customary lock-up agreements (“Lock-up Agreements”) on terms consistent with the preceding sentence.

5.2                               Additional Lock-up Agreements

With respect to each underwritten public offering of Designated Registrable Securities, the Corporation shall use its reasonable best efforts to cause all of the directors of the Corporation to execute lock-up agreements that contain restrictions that are no less restrictive than the restrictions contained in the Lock-up Agreements executed by the Corporation pursuant to Section 5.1.

5.3                               Holders Lock-up Agreements

In respect of any underwritten offering of Common Shares, or any securities convertible into or exchangeable or exercisable for Common Shares, by the Corporation in which each Holder is afforded piggyback rights pursuant to Section 2.3 and is able to sell its full number of Piggy Back Registrable Securities, upon request by the underwriters or dealers (as the case may be) in connection with such offering, the Holders agree to execute customary lock-up agreements, in each case for a period ending no later than 90 days after the date of the pricing of such offering or such shorter period as may be applicable to any other person entering into such a lock-up agreement in connection with such offering.  The Corporation agrees that any such lock-up agreement required to be entered into by a Holder shall permit a pro rata waiver in the event the underwriters or dealers waive the provisions of any other lock-up agreement entered into in connection with such offering.

5.4                               Standstill

Each Holder covenants and agrees that, during the Qualification Period, it will not, and will cause its Affiliates to not, directly or indirectly: (a) acquire or agree to acquire, make or agree to make any proposal to acquire, or make or agree to make any offer to acquire or solicit any offer to sell, in any manner, any Common Shares or any securities convertible into or exchangeable or exercisable for Common Shares (other than any Common Shares or other securities of the Corporation received by the Holders as a result of a dividend, distribution, exchange, share split, recapitalization, or other corporate event in respect of Registrable Securities); or (b) act jointly or in concert with any Person with respect to any such action.

ARTICLE 6
GENERAL

6.1                               No Inconsistent Agreements

The Corporation represents and warrants to the Holders that it has not entered into, and covenants with the Holders that it will not enter into, any agreement granting registration rights in respect of any securities of the Corporation which is inconsistent with or violates the rights granted to the Holders pursuant to this Agreement.

6.2                               Remedies

Any Person having rights under any provision of this Agreement will be entitled to enforce such rights specifically to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.  The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or other security) for specific performance and for other injunctive relief in order to enforce or prevent violation of the provisions of this Agreement.

6.3                               Amendments

This Agreement shall not be amended or varied in its terms by oral agreement or by representations or otherwise without the prior written consent of each of the Corporation and the Holders.

6.4                               Transfer of Registration Rights

Any rights granted to a Holder under this Agreement to cause the Corporation to register securities may be transferred or assigned to (a) any Affiliate of such Holder, including Shell Overseas Investments B.V. or (b) any other Permitted Transferee of at least 32,195,121 Common Shares in connection with the transfer or assignment of such securities; provided that: (i) prior written notice of such transfer or assignment of rights is given to the Corporation and (ii) such transferee agrees in writing to be bound by, and subject to, this Agreement as a “Holder” pursuant to a written instrument in form and substance reasonably acceptable to the Corporation.

6.5                               Assignment

This Agreement and the rights and obligations of the parties hereto shall bind and enure to the benefit of each of the parties hereto, the other parties indemnified under Section 4.2 and their respective successors. Except as provided in Section 6.4, none of the parties shall have the right to transfer or assign any of its rights or obligations under this Agreement.

6.6                               Term

This Agreement shall expire upon the end of the Qualification Period, provided that the rights and obligations of the parties under Section 4.2 hereof shall survive the expiry of this Agreement.

6.7                               Severability

If one or more provisions of this Agreement are held to be unenforceable under applicable law, portions of such provisions or such provisions in their entirety, to the extent necessary, shall be severed from this Agreement, and the balance of this Agreement shall be enforceable in accordance with its terms.

6.8                               Delays or Omissions

No delay or omission to exercise any rights, power or remedy accruing to any party to this Agreement, upon the breach or default of the other party shall impair any such rights, power or remedy of such non-breaching party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of the party of any provisions or conditions of this Agreement, must be made in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement or by law or otherwise afforded to the parties, shall be cumulative and not alternative.

6.9                               Descriptive Headings

The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

6.10                        Governing Law; Submission to Jurisdiction; Waiver of Jury Trial

(a)                                 This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein.  Each of the parties hereby irrevocably attorns and submits to the non-exclusive jurisdiction of the courts of the Province of Alberta in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts.

(b)                                 EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

6.11                        Notices

All notices, requests, demands or other communications required or permitted to be given by one party to another under this Agreement shall be given in writing and delivered by personal delivery or delivery by recognized commercial courier, sent by facsimile, email or delivered by registered mail, postage prepared, addressed as follows:

(a)                                 For the Holders to:

SCE or SCR

400 – 4th Avenue SW

Calgary, AB  T2P 2H5

Attention: Bruce Comeau

Email: Bruce.comeau@shell.com

With a copy (which shall not constitute notice) to:

Attention: Head of Legal Canada

Email: Barry.Tyndall@shell.com

SGBV

Carel van Bylandtlaan 30

The Hague 2596 HR

The Netherlands

Attention:  Caroline Omloo

Email:  caroline.omloo@shell.com

(b)                                 For the Corporation:

Canadian Natural Resources Limited

2100, 855-2nd Street SW

Calgary, AB  T2P 4J8

Attention: President

Email: Steve.Laut@cnrl.com

Fax No: 403.517.7360

With a copy (which shall not constitute notice) to:

Attention: General Counsel

Email: Paul.Mendes@cnrl.com

Fax No. 403.517.6975

or at such other address, email or fax number of which the addressee may from time to time may notify the addressor.  Any notice delivered by personal delivery or by courier to the Party to whom it is addressed as provided above shall be deemed to have been given and received on the day it is so delivered at such address.  If such day is not a Business Day, or if the notice is received after 4:00 p.m. (addressee’s local time), then the notice shall be deemed to have been given and received on the next Business Day.  Any notice sent by prepaid registered mail shall be deemed to have been given and received on the sixth Business Day following the date of its mailing.  In the event of any disruption, strike or interruption in the Canadian or United States’ postal service after mailing and prior to receipt and deemed receipt of any such notice, notice will be deemed to be received on the sixth Business Day following full resumption of the postal service.  Any notice transmitted by facsimile or email shall be deemed to have been given and received on the day in which transmission is confirmed.  If such day is not a Business Day or if the facsimile or email transmission is received after 4:00 p.m. (addressee’s local time), then the notice shall be deemed to have been given and received on the first Business Day after its transmission.

6.12                        Execution in Counterpart and Electronic Execution

This Agreement may be executed in as many counterparts as are necessary and may be delivered in electronic pdf form, and when so executed and delivered, each such counterpart is as valid and binding on all parties hereto as every other such counterpart.

[Remainder of page intentionnally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

By the Corporation

CANADIAN NATURAL RESOURCES LIMITED

Per:	/s/ Corey B. Bieber
Corey B. Bieber
Chief Financial Officer & Senior Vice-President, Finance

Per:	/s/ Ronald K. Laing
Ronald K. Laing
Senior-Vice President, Corporate Development & Land

By the Holders:

SHELL CANADA RESOURCES, by its managing partner Shell Canada Energy, by its managing partner, Shell Canada Limited		SHELL CANADA ENERGY, by its managing partner Shell Canada Limited

Per:	/s/ Barry Tyndall	Per:	/s/ Barry Tyndall
	Barry Tyndall		Barry Tyndall
	Vice President		Vice President

SHELL GAS B.V.

Per:	/s/ I.A. Ros
I.A. Ros

Per:	/s/ C.J.M. Omloo
C.J.M. Omloo

[Signature page for Registration Rights Agreement]